Exhibit 99.1

FOR IMMEDIATE RELEASE

Immunicon and MolMed S.p.A Enter Research

and Laboratory Services Agreements

Huntingdon Valley, PA, September 28, 2006 – Immunicon Corporation (NASDAQ-GM:IMMC) announced today that the Company entered into two separate agreements with MolMed S.p.A. an Italian pharmaceutical company. The Research Agreement funds development work to develop a biomarker for tumor endothelial cells. Leon Terstappen, Chief Scientific Officer of Immunicon said, “This is a challenging and interesting project. If successful, this biomarker may be valuable to a number of drug development programs that focus on anti-angiogenesis.” Gian Paolo Rizzardi, Discovery Director of MolMed, added: “The importance of this project is two-fold: it may provide both imaging of specific tumor vascular targeting of MolMed’s NGRhTNF (ARENEGYR), and a successful surrogate biomarker of efficacy, thus providing a valuable tool to expedite the clinical development of MolMed’s unique compound.”

In a second agreement, a Laboratory Services Agreement Immunicon will perform analysis of circulating tumor cells and circulating endothelial cell in a Phase I dose-escalation trial designed to assess safety of a promising MolMed agent. Planning is underway for the Phase II extension of this trial.

Byron D. Hewett, President and Chief Executive Officer of Immunicon, commented: “We are pleased to add MolMed to our Pharma partners list. MolMed joins Pfizer and AstraZeneca with a novel and innovative agent. Immunicon and MolMed were introduced to each other under the guidance of Invest In Italy, the Italian organization for investment promotion, and we were able to negotiate these agreements very quickly.”

About Immunicon Corporation

Immunicon Corporation is developing and commercializing proprietary cell- and molecular-based human diagnostic and life science research products, and is providing certain analytical services to pharmaceutical and biotechnology companies to assist them in developing new therapeutic agents, with an initial focus on cancer disease management. Immunicon has developed platform technologies to identify, count and characterize a small number of rare cells in blood, such as circulating tumor cells and circulating endothelial cells that are important in many diseases and biological processes. Immunicon’s products and underlying technology platforms also have application in cancer research and may have applications in other fields of medicine, such as cardiovascular and infectious diseases. For more information, please visit www.immunicon.com.

Forward-Looking Statements

This press release may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are often preceded by words such as “hope,” “may,” “believe,” “anticipate,” “plan,” “expect,” “intend,” “assume,” “will” and similar expressions. Forward-looking statements contained in this press release include, among others, statements relating to the anticipated clinical utility of Immunicon’s products and other statements not of historical fact. Immunicon cautions investors not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release, are based on the current expectations and intent of the management of Immunicon and involve certain factors, such as risks and uncertainties that may cause actual results to be far different from those suggested by these statements. These statements are not guarantees of future performance and involve risks and uncertainties that are difficult to predict, including, but not limited to, risks and uncertainties associated with: Immunicon’s dependence on Veridex, LLC, a Johnson & Johnson company, in the field of cancer cell analysis; the ability to earn license and milestone payments under Immunicon’s agreement with Veridex; Immunicon’s capital and financing needs; research and development and clinical trial expenditures; commercialization of product candidates; Immunicon’s ability to obtain licenses from third parties to commercialize products; Immunicon’s ability to manage its growth; obtaining necessary regulatory approvals; reliance on third party manufacturers and suppliers; reimbursement by third party payors to Immunicon’s customers; compliance with applicable manufacturing standards; retaining key personnel; delays in the development of new products or planned improvements to products; effectiveness of products compared to competitors’ products; protection of Immunicon’s intellectual property; conflicts with third party intellectual property; product liability lawsuits that may be brought against Immunicon; labor, contract or technical difficulties; and competitive pressures in Immunicon’s industry. These factors are discussed in more detail in Immunicon’s filings with the Securities and Exchange Commission. Except as required by law, Immunicon accepts no responsibility for updating the information contained in this press release beyond the published date, whether as a result of new information, future events or otherwise, or for modifications made to this document by Internet or wire services.

“Immunicon” and the Immunicon Corporation logo are registered trademarks of Immunicon Corporation. ALL RIGHTS RESERVED.

Contact Information: James G. Murphy SVP of Finance & Administration, CFO 215-346-8313 jmurphy@immunicon.com	Investors/Media: Tierney Communications Denise Portner Vice President 215-790-4395 dportner@tierneyagency.com

3401 Masons Mill Road, Suite 100

Huntingdon Valley, Pennsylvania 19006

phone 215.830.0777

fax      215.830.0751

web     www.immunicon.com